UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Bristol-Myers Squibb Company

(Exact name of registrant as specified in its charter)

Delaware	22-0790350
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

345 Park Avenue, New York, N.Y.	10154
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

$2.00 Convertible Preferred Stock, par value $1.00 per share

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On May 16, 2013, Bristol-Myers Squibb Company (the “Registrant”) notified the New York Stock Exchange (the “NYSE”) of its intention to voluntarily delist its $2.00 Convertible Preferred Stock, par value $1.00 per share (the “Preferred Stock”). On May 28, 2013, the Registrant filed a Form 25 with the Securities and Exchange Commission (the “SEC”) to notify the SEC of its withdrawal of the Preferred Stock from listing on the NYSE. The last trading day for the Preferred Stock on the NYSE is June 7, 2013. The Registrant expects that the Preferred Stock will be quoted on the over-the-counter market beginning on June 10, 2013.

The following description of the material terms of the Preferred Stock is based on the provisions of the Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and does not purport to be complete and is subject to and qualified in its entirety by reference to applicable law and to the Registrant’s Certificate of Incorporation and bylaws, copies of which are incorporated by reference into this Registration Statement under Item 2 below.

Dividend Rights

Holders of Preferred Stock are entitled to receive, when and as declared by the Registrant’s board of directors (the “Board of Directors”) out of funds legally available for payment, annual dividends in an amount per share equal to $2.00. Dividends on Preferred Stock are payable on the first day of March, June, September and December of each year. Dividends on the Preferred Stock are cumulative and accrue on a day-to-day basis.

For so long as the Preferred Stock is outstanding, the Registrant may not declare or pay any dividend on Common Stock or redeem or purchase any other preferred stock of the Registrant or purchase Common Stock, unless full cumulative dividends on the Preferred Stock have been paid, or declared and funds set apart for payment thereof.

Conversion Provisions

At the election of the holder thereof, each share of Preferred Stock is convertible into shares of Common Stock, subject to adjustments set forth below. As of the date of this Registration Statement, each share of Preferred Stock is convertible into 16.96 shares of Common Stock. With respect to shares of Preferred Stock called for redemption, conversion rights will expire at the close of business on the date fixed for redemption, unless the Registrant defaults in the payment of the redemption price.

No fractional shares will be issued upon conversion, and, in lieu thereof, an adjustment in cash will be made based upon the closing price of Common Stock on the NYSE on the day of conversion.

The conversion rate will be subject to adjustment in certain events to preserve the relative rights of holders of Preferred Stock, including certain subdivisions and combinations of Common Stock, certain reclassifications, and certain consolidations and mergers of the Registrant. Adjustments in the conversion rate will be deferred until cumulative adjustments shall have resulted in a change of the conversion rate by at least one one-hundredth of one share of Common Stock. No payment or allowance will be made upon conversion in respect of any accrued and unpaid dividends.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the Registrant, whether voluntary or involuntary, the holders of Preferred Stock then outstanding are entitled to receive $50.00 per share plus all accrued and unpaid dividends. Neither the merger nor consolidation of the Registrant into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Registrant, nor a sale, transfer or lease of all or any part of the assets of the Registrant, shall be deemed to be a liquidation, dissolution or winding up of the Registrant.

Redemption

Preferred Stock is redeemable, at the option of the Registrant, in whole or in part, at the price of $50.00 per share together with accrued and unpaid dividends at the date of redemption. If the Registrant shall redeem less than all of the outstanding shares of Preferred Stock, the Board of Directors will determine the shares to be redeemed by lot.

Voting Rights

Each share of Preferred Stock entitles the holder thereof to one vote per share, and except as otherwise provided by the Certificate of Incorporation or as required by law, the Preferred Stock and the Common Stock vote as one class except that when holders of shares of preferred stock of the Registrant voting as a class are entitled to elect two directors as provided in the Certificate of Incorporation, such holders are not entitled to participate with the Common Stock in the election of any other directors.

Without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, the Registrant may not amend, alter or repeal any provision of the Certificate of Incorporation or by-laws of the Registrant so as to materially affect any of the powers, preferences and rights of Preferred Stock. The holders of Preferred Stock have no other voting rights except as required by law.

Item 2. Exhibits.

Exhibit Number	Description of Exhibit
3a.	Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to the Form 10-Q for the quarterly period ended June 30, 2005).

3b.	Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to the Form 10-K for the fiscal year ended December 31, 2010).

3c.	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

3d.	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

3e.	Bylaws of Bristol-Myers Squibb Company, as amended as of May 4, 2010 (incorporated herein by reference to Exhibit 3.1 to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: June 7, 2013	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3a.	Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3a to the Form 10-Q for the quarterly period ended June 30, 2005).

3b.	Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (incorporated herein by reference to Exhibit 3b to the Form 10-K for the fiscal year ended December 31, 2010).

3c.	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3a to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

3d.	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (incorporated herein by reference to Exhibit 3b to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).

3e.	Bylaws of Bristol-Myers Squibb Company, as amended as of May 4, 2010 (incorporated herein by reference to Exhibit 3.1 to the Form 8-K dated May 4, 2010 and filed on May 10, 2010).